EXHIBIT 99.1

WESTERN GAS ANNOUNCES MANAGEMENT CHANGES AND PROMOTIONS
HOUSTON – (PR NEWSWIRE) – November 15, 2018 – Western Gas Partners, LP (NYSE: WES) (“WES”) and Western Gas Equity Partners, LP (NYSE: WGP) (“WGP” and collectively the “Partnerships”) announced that effective today Robin H. Fielder has been named President of the Partnerships. She will succeed Benjamin M. Fink, who has been appointed Chairman of the Board of the Partnerships, replacing Robert G. Gwin who will continue to serve on the Partnerships’ boards of directors. Fielder will also succeed Fink as CEO of the Partnerships effective Jan. 1, 2019.
Fielder will also join the Partnerships’ boards of directors, along with Mitch Ingram, Anadarko’s Executive Vice President, International, Deepwater and Exploration. Ingram will replace Bobby Reeves, who has resigned his position as a director of both entities, consistent with his intent to retire from Anadarko at the end of 2018.
“Since 2009, Ben has served in key leadership positions at WES and WGP and has been instrumental in the success and growth of the companies. He was also the driving force behind its recent simplification transaction, which will create one of the largest midstream service providers in the U.S.,” said Bob Gwin, outgoing Chairman of the Boards of WES and WGP. “Robin’s midstream, upstream, and financial experience will help ensure continuity within the organizations and Anadarko as their sponsor. Together, Ben’s and Robin’s leadership will position the Partnerships to commence their next growth phase, while maintaining the lower-risk, fee-based model, which has proven very successful for more than a decade.”

Benjamin M. Fink
Fink has more than 25 years of financial and operational experience and joined Anadarko in 2007. He holds a Bachelor of Science in economics from the Wharton School of the University of Pennsylvania, and is a Chartered Financial Analyst. He has served as a director and President and CEO of the general partners of Western Gas Partners, LP and Western Gas Equity Partners, LP since February 2017.

Robin H. Fielder
Fielder has more than 15 years of midstream, upstream and financial experience in the oil and natural gas industry, beginning her career with Anadarko in 2002. She has held a variety of positions with the company, including most recently as Vice President, Investor Relations, and previously as Midstream Business Advisor, General Manager of East Texas and North Louisiana, Worldwide Operations Business Advisor and various exploration and operations engineering positions in both the U.S. onshore and the Gulf of Mexico. She holds a Bachelor of Science in petroleum engineering from Texas A&M University and is a registered Professional Engineer in the state of Texas and a member of the Society of Petroleum Engineers.

Mitchell W. Ingram
Mitch Ingram is Anadarko’s Executive Vice President, International, Deepwater and Exploration, overseeing Anadarko’s international and deepwater operations, including Global LNG, exploration and project-management. Mr. Ingram is also responsible for Anadarko’s overall health, safety and environment (HSE) strategy. He has more than 30 years of oil and natural gas industry experience and holds a Bachelor of Engineering in mechanical engineering from Robert Gordon University.

About Western Gas
WES is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation to acquire, own, develop and operate midstream assets. With midstream assets located in the Rocky Mountains, North-central Pennsylvania, Texas and New Mexico, WES is engaged in the business of gathering, compressing, treating, processing and transporting natural gas; gathering, stabilizing and transporting condensate, natural gas liquids and crude oil; and gathering and disposing of produced water for Anadarko, as well as for third-party producers and customers. In addition, in its capacity as a processor of natural gas, WES also buys and sells natural gas, NGLs and condensate on behalf of itself and as agent for its customers under certain of its contracts.

WGP is a Delaware master limited partnership formed by Anadarko Petroleum Corporation to own the following types of interests in WES: (i) the general partner interest and all of the incentive distribution rights in WES, both owned through WGP’s 100% ownership of WES’s general partner, and (ii) a significant limited partner interest in WES.

For more information about Western Gas Partners, LP, Western Gas Equity Partners, LP, and Western Gas Flash Feed updates, please visit www.westerngas.com.

# # #

Western Gas Contacts
Jonathon E. VandenBrand
Director, Investor Relations
jon.vandenbrand@anadarko.com
832.636.6000

Jack Spinks
Manager, Investor Relations
jack.spinks@anadarko.com
832.636.6000